Exhibit 5.1

[LETTERHEAD OF PERKINS COIE LLP]

December 10, 2015

Weyerhaeuser Company

33663 Weyerhaeuser Way South

Federal Way, Washington 98003

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Weyerhaeuser Company, a Washington corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder (the “Rules”), for the registration of shares of the Company’s common stock, par value $1.25 per share (the “Common Shares”) to be issued to Plum Creek Timber Company, Inc. (“Plum Creek”) stockholders pursuant to the Agreement and Plan of Merger dated as of November 6, 2015 between the Company and Plum Creek (the “Merger Agreement”).

In our capacity as counsel to the Company, we have examined or are otherwise familiar with the Company’s Restated Articles of Incorporation and Bylaws, the Registration Statement, such of the corporate proceedings as have occurred as of the date hereof, and such other documents, records and instruments as we have deemed necessary for the purposes of this opinion. In such examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed. For purposes of the opinions expressed below, we also assume that the Registration Statement, and any amendments relating thereto shall have become and be effective pursuant to timely filings under the Securities Act, and that all applicable corporate proceedings authorizing the issuance of the Common Shares remain in full force and effect at the time such shares are issued in accordance with the Merger Agreement.

Based on and subject to the foregoing, we are of the opinion that the Common Shares, when issued in accordance with the Merger Agreement and as contemplated by the applicable corporate proceedings, will be validly issued, fully paid and nonassessable.

December 10, 2015

The foregoing opinion is subject to the following exclusions and qualifications:

(a)	Our opinion is as of the date hereof, and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention. This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, and we disavow any undertaking to advise you of any changes in law.

(b)	We do not express any opinions herein concerning any laws other than the laws in their current forms of the State of Washington and the federal securities laws of the United States of America, and we express no opinion with respect to the laws of any other jurisdiction and expressly disclaim responsibility for advising you as to the effect, if any, that the laws of any other jurisdiction may have on the opinions set forth herein.

This opinion letter is rendered solely for your benefit in connection with the issuance of Common Shares and may not be relied upon, quoted or used by any other person or entity or for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendments thereto and to the reference to our firm in the joint proxy statement/prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related Rules.

Very truly yours,

/s/ PERKINS COIE LLP